EXHIBIT 99






                          SDW HOLDINGS CORPORATION
                          2700 Westchester Avenue
                       Purchase, New York 10577-2554


                                                      FOR IMMEDIATE RELEASE



          Purchase, New York, September 5, 1997. On September 5, 1997, SDW Holdings Corporation, an indirect subsidiary of Sappi Limited, merged with SDW Acquisition II Corporation, also an indirect subsidiary of Sappi Limited, with SDW Holdings continuing as the surviving corporation in the Merger. Under the terms of the Merger, each issued and outstanding share of SDW Holdings common stock (other than shares held by Sappi Limited and its affiliates and certain shares which Sappi Limited has the right to acquire) was converted into the right to receive $17.60 per share in cash. As a result, each outstanding Class A Warrant of SDW Holdings has become exercisable solely for $5.2708 in cash, and each outstanding Class B Warrant has become exercisable solely for $17.60 in cash, in each case upon payment of the exercise price and satisfaction of the other terms and conditions of the related warrant agreement. Additionally, each issued and outstanding share of SDW Holding's 15% Senior Exchangeable Preferred Stock remains outstanding, without amendment.

          Following the Merger, Sappi owns or has the right to acquire 100% of SDW Holdings' common equity.

          Inquiries:

          Trevor Larkan
          S.D. Warren Company
          (617) 423-5461

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